Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

F&M Bank Announces Resignation of Board Member Jo Ellen Hornish

ARCHBOLD, OHIO, May 20, 2025 – F&M Bank (“F&M”), an Archbold, Ohio-based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO), today announced that Jo Ellen Hornish has resigned from the Company’s Board of Directors following its May 20, 2025, board meeting.

Since 2013, Mrs. Hornish has served as a valued member of the Board, contributing her business acumen and leadership experience to the Company’s strategic vision. Her insights, particularly in the transportation and manufacturing industries, along with her service on the Audit Committee and the Corporate Governance and Nominating Committee, have helped guide the Bank through important growth and development phases.

“On behalf of the entire Board and executive leadership team, I want to extend our deepest thanks to Jo Ellen for her dedication to F&M,” said Lars Eller, President and CEO of F&M Bank. “Her guidance and steady leadership have been instrumental in shaping the success we enjoy today. We are sincerely grateful for the time, talent, and energy she has devoted to the Board and the communities we serve.”

Mrs. Hornish, President and CEO of several Defiance, Ohio -based companies, brought a wealth of corporate and community leadership experience to the Board. Her commitment to both local and national philanthropic efforts is also a testament to her deep-rooted values and community spirit.

F&M extends its sincere gratitude to Mrs. Hornish and wishes her continued success in her future endeavors.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and we have Loan Production Offices in Troy, Michigan; Muncie, Indiana; and Perrysburg and Bryan, Ohio.

Safe harbor statement

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.